EXHIBIT 99.1

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

Orient Paper Announces Unaudited Preliminary Results for First Quarter Fiscal Year 2011

BAODING, Hebei, China, May 2, 2011 - Orient Paper, Inc. (Amex: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced unaudited preliminary results for the three months ended March 31, 2011. The Company will release full financial results and file its Form 10-Q on or before May 10, 2011 and will hold an earnings conference call to discuss its results.

For the three months ended March 31, 2011, the Company is expecting to report total unaudited revenue increased 25.6% to approximately $33.2 million from $26.5 million in the first quarter of 2010, despite lower tonnage sales of corrugating medium paper and lower gross profit margin from sales of offset printing paper sourced from third party suppliers. The Company is also expecting unaudited net income to be approximately $4.9 million, or $0.26 per diluted share, up 55.2% from $3.1 million, or $0.21 per diluted share, for the same period last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, stated, “ We experienced robust growth in market demand and higher selling price of our products during the quarter as a result of the government-mandated capacity elimination in the second half of 2010. Regional demand for corrugating medium paper and medium-grade offset printing paper continued to grow in the first quarter of 2011 resulting in average selling price increases of over 26% and 12%, respectively, compared to the year ago period. Sales of our digital photo paper products experienced significant year-over-year growth as a result of our aggressive pricing strategy, sales and marketing efforts.  We produced 231 tons of digital photo paper in the month of March 2011, operating at over 100% of the original estimated production capacity of our photo paper coating lines. With continued favorable market condition, we will be able to further ramp up our photo paper production during the rest of the year.”

Mr. Liu, added, “We are pleased to begin fiscal year 2011 on a positive note and anticipate strong revenue growth and profitability to be driven by our capacity expansion initiatives, growing market demand, attractive performance of our digital photo paper business, and tightening regional supply conditions. We are in the final stage of the new production equipment installation and look forward to beginning trial production of our new 360,000 tons per annum corrugating medium paper production line in June 2011 and commercial production at the beginning of third quarter of 2011.”

Due to delay in the commercial production of its new corrugating medium paper production line and adjustments for anticipated effect of inflation on its production costs and selling prices, the Company revises its 2011 guidance of revenues of between $172 million and $190 million, gross profit of between $35 million and $38 million, net income of between $22 million and $25 million, and basic and diluted earnings per share of between $1.22 and $1.35.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”), and Hebei Baoding Orient Paper Milling Co., Ltd (“HBOP”). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, any projections of the Company’s first quarter FY 2011 financials, earnings, revenue, margins or other financial items; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugating medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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